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                                                           Exhibit (10)FF.(ii)
                                                           April 25, 1994

EXECUTIVE SEVERANCE PLAN

     RESOLVED, that Section 9 of the Executive Severance Plan is hereby amended, effective as of January 1, 1994, to read in its entirety as follows:

     "9.  TERMINATION AND AMENDMENT OF THE PLAN

          The Board shall have the power at any time, in its discretion, to amend, in whole or in part, or terminate the Plan, except that no amendment or termination shall impair or abridge the obligations of the Company or a Subsidiary or the rights of the Participants under any Participation Letters previously delivered pursuant to the Plan. Any amendment or termination of the Plan shall be adopted by the Board, by resolution of the Board at a regular meeting of the Board or special meeting called for such purpose or by unanimous written consent.